                                                                   Exhibit 10.30


                              AEROLEASE LONG BEACH
                                       dba
                                AEROPLEX AVIATION

                            USE & OCCUPANCY AGREEMENT
                            -------------------------
                                   Schedule A

1. User                                    2. Commencement Date(s):
                                           (a) 30 days after execution of this
Gulfstream Aerospace Corporation,          agreement main hangar, shop/office
a California Corporation                   (b) 15 days thereafter Hangar #3
4150 Donald Douglas Drive                  (c) 30 days after (b) Hangar #4
Long Beach, CA 90808                       (d) 30 days after (c) Hangar #5

3. Utilities                               4. Fee (per month)
-Electrical supplied by User               a. Main hangar:          $20,000
Meter  #'s                                 b. Lean to office/shop:  $7,200
1st floor lighting & a/c: P264-11868       c. Hangar #3:            $5,000
shop and floor utilities: P376-169         d. Hangar #4:            $5,000
Hangar #3: Y367-7735                       e. Hangar #5:            $5,000
Hangar #4: Y367-7725                       Security Deposit:        $42,200
Hangar #5: Y367-7726                       (Check # )
                                           TOTAL MONTHLY FEE:       $42,200
5. Term
Two (2) years from date of occupancies     6. Aircraft Types:
for the units listed in Item 2.            Various Gulfstream aircraft for
One (1)- Two (2) year renewal option       related services and interior
(180 day notice required for each unit)    modifications

7. Space (office/hangar #)                 8. Special Terms:
a. Main hangar:             25,000 sq/ft      Rent during the (2) year option
b. 1st floor Lean to                          period will be "at market" as
   office/shop:             6,000 sq/ft       mutually agreed.
c. Hangar #3:               10,000 sq/ft
d. Hangar #4:               10,000 sq/ft
e. Hangar #5:               10,000 sq/ft

AEROLEASE LONG BEACH, dba                  Authorization: The undersigned is
AEROPLEX AVIATION                          authorized to accept the terms and
                                           conditions hereinabove
                                           GULFSTREAM AEROSPACE CORP.,
                                           CALIFORNIA CORPORATION

By:   /s/ Milton A. Widelitz               By:    /s/ Ken Kelley
     -----------------------------               -------------------------------
     Milton A. Widelitz, General Partner         Ken Kelley, General Manager

Date: 4/4/97                               Date: April 10, 1997
     -----------------------------               -------------------------------

                               TERMS & CONDITIONS

This use and occupancy agreement is made between Aerolease Long Beach, dba Aeroplex Aviation, 3333 East Spring Street, Long Beach, CA 90806 ("Aeroplex") and User, identified in Item I of Schedule A.

                                    RECITALS

A. Aeroplex leases certain facilities and Premises (the "Site") at the Long Beach Airport (the "Airport"). Gulfstream is entitled to ingress and egress to the facility at all times. Gulfstream is entitled to use, without charge, 15 parking spaces in the Aeroplex main parking lot, where designated by Aeroplex General Manager and agreed to by Gulfstream.

B. Aeroplex leases the Site from the City of Long Beach, a municipal corporation (the "City"). Said Agreement is hereinafter referred to as the "Master Lease".

C. Aeroplex desires to grant to User the right to use and occupy a portion of the Site (the "Premises").

D.    In consideration of the mutual covenants herein stated:

1. Grant: Aeroplex upon the terms and conditions herein stated, grants to User, and User takes from Aeroplex, the Premises described in Schedule A above, Aeroplex is responsible for providing the premises and each additional portion of the premises as called for in Schedule A, attached hereto, free of all previous tenants and their belongings and equipment, in a timely manner.

2. Term: This agreement shall commence on the date set forth in Item 2 of Schedule A and continue for the period of time set forth in Item 5. In the event User holds over at the expiration of the term or any renewal, said holdover shall create a tenancy from month to month at one and one-half the monthly rental specified above and shall otherwise be on the terms and conditions hereunder.

      3. Rental: User shall pay the fees set forth in Item 4 of Schedule A in advance on the first day of each month during the term of this Agreement. Fees shall be prorated in the event the commencement date shown in Item 2 falls on a day other than the first of the month. The fees shall be payable without deduction or setoff, and without prior notice or demand. Lessee hereby acknowledges that late payment by Lessee to Lessor of rent or other sums due hereunder will cause Lessor to incur cost not contemplated by this Agreement, the exact amounts of which are extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by the term of any mortgage or deed of trust covering the Premises. Accordingly, if any installment or rent or other sum due from Lessee shall not be received by Lessor or Lessor's designee within five
      (5) business days of its due date, then Lessee shall pay to Lessor a late charge equal to ten percent (10%) of such amount overdue. The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost that the Lessor will incur by reason of the late payment by Lessee.

4.    Adjustments to Fees:

      (a) The total monthly fee set forth in Item 4 of Schedule A shall, beginning with the second year of the term, be adjusted after the end of each year and during the term of this Agreement according to the changes in the Consumer Price Index (CPI) or the Bureau of Labor Statistics of the U.S. Department of Labor for all Urban Consumers, Los Angeles - Anaheim. Riverside California. "All Items". The CPI for February, 1997 is 159.2. Adjustments shall be made in the ratio that the change in CPI between February. 1997 and each succeeding February, has to the earlier year. Thus, if February, 1998 CPI will be 162.4, then the increase shall be (l62.4-l59.2)/159.2=.02 or 2%.

      (b) The total monthly fee in Item 4 of Schedule A, as adjusted annually pursuant to this provision, shall be determined at the beginning of each annual term by multiplying the monthly fee as adjusted by a fraction, the numerator of which shall be the CPI for the same month, which is three (3) months prior to the end of the annual term, and the denominator of which shall be the CPI for the month which is three (3) months prior to the beginning of the term of this Agreement. Notwithstanding that Aeroplex may, at its sole discretion, elect not to adjust the fees, or to only partially adjust them, the adjustment to the fees hereunder shall be calculated as if Aeroplex had made the entire adjustment permitted hereunder. In no event shall the annual fee as adjusted be reduced.

      (c) In the event the compilation and/or publication of the CPI is to be changed or discontinued, then an index most nearly the same as the CPI shall be used to make the above calculations.

5. Use of Premises: Premises shall be used for the purpose set forth in Schedule A and any other purpose authorized under the Master Lease, except the sale of aircraft fuel by User. This agreement does not give User the right to conduct a business at the Airport; any such right can only be obtained from the City.

6. Aircraft Support: Aeroplex hereby authorizes User to utilize any vendor it chooses on the Premises, except for aircraft refueling. Aeroplex reserves the right to maintain this service or designate an exclusive fuel service provider for aircraft on the Premises only. At the time of this lease execution the aircraft refueling service provider on the Site and Premises is Million Air Long Beach, Inc.

7. Security Deposit: Prior to occupancy and upon execution of this Agreement, User will deposit with Aeroplex a sum equal to the fee for one (1) month. In the event User defaults in the performance of any of the terms and conditions herein, Aeroplex may use, apply or retain, the deposit for the payment of any fees, or for any sum which Aeroplex may be required to expend by reason of User's default. In the event User fully and faithfully complies with all terms and conditions of this Agreement the deposit shall be returned to User at its expiration and after delivery of the Premises to Aeroplex. User shall not apply the security deposit as rent, whether for first or subsequent months of tenancy, including the 30 day period after notice to vacate is provided by User to Aeroplex.

8. Alterations: User shall not make any alteration, improvements, additions or utility installations (including power panels) in or about the Premises, without Aeroplex's prior written consent, which consent shall not to be unreasonably withheld. Such approvals shall also require Aeroplex's obtaining, on behalf of User, the consent of the City. User acknowledges that consent may be conditioned upon User's agreement to restore Premises to the condition they were in at the commencement of the term of this Agreement. Any such improvements that Aeroplex wants removed at the termination of the Agreement shall be done solely at the User's expense. Aeroplex recognizes that User is contemplating the improvements shown in Exhibit A. Aeroplex and User agree to equally share (50% each) the cost associated with the recommendation made by User's insurance carrier (Factory Mutual) to provide additional support bracing to the existing fire protection system located in the Aeroplex hangars listed in Schedule A.

9. Repairs: User, at its sole cost and expense, shall keep the interior of the Premises and all glass therein in good condition and repair. Upon the expiration or sooner termination of this Agreement, the Premises shall be returned to Aeroplex in the same condition as they were in at the beginning of the term, normal wear and tear excepted. Except as set forth in an addendum, if any, attached and initialed by the parties hereto, Aeroplex makes no representation to User about the condition of the Premises.

10.   Utilities: User shall supply at its own expense, the utilities named in
      Item 3 of Schedule A. Aeroplex shall not be liable for any damages caused as a result of its failure to supply said utility services, unless such failure is due to its gross negligence. User agrees to pay promptly all utility obligations incurred by it on the Premises.

11. Taxes: Aeroplex shall pay all Real Estate Taxes and/or possessory interest taxes, as presently assessed, or which may be assessed as a result of a reappraisal of the Premises, except for appraisals caused by improvements made by or requested to be made by User. In such event, User will only be responsible for any increase in the taxes associated with such reappraisal. Aeroplex will be responsible for any taxes assessed on improvement made to the property which were not requested by User. User shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment, and all other personal property of User contained in the Premises or elsewhere on the Site. When possible, User shall cause said trade fixtures, furnishings, equipment, and all other personal property to be assessed and billed separately from the real property of User. Also, User shall pay Aeroplex any increase in Real Estate taxes attributable to the real property and improvements of the User located on the Premises over and above the taxes assessed on the Premises for the fiscal year of July 1, 1997 to June 30, 1998. By executing this Agreement and accepting the benefits thereof, a property interest may be created, known as a "possessory interest". If such property interest may be created, User, as the party in whom the possessory interest is vested, shall be responsible for the property taxes levied upon such interest.

12. Signs: User shall not erect or display any signs without prior written consent of Aeroplex, which consent shall not be unreasonably withheld.

13. Insurance/Indemnification: User agrees that at all times in which this Agreement is in effect it will maintain, in full force and effect, an airport (general) liability policy, including contractual, in an amount not less than $200,000,000 combined single limit, which will be used to indemnify and hold harmless Aeroplex Long Beach dba Aeroplex Aviation, the City of Long Beach, members of the City Council, all of the City's boards and commissions, and every officer and employee of the City (hereinafter the "Additional Insured") against liability resulting from any suits, claims, demands, actions or loss, including all costs and expense of litigation, brought or made by reason of the use and/or occupancy by User its officers, agents, employees, licensees, patrons, or visitors of the Site and Premises, and of the Long Beach Airport or any of its facilities, except for liability resulting from the sole negligence of Aeroplex, its officers, agents, employees, licensees, patrons, or visitors

      In the event Aeroplex contests User's contention that an incident is the result of Aeroplex' sole negligence, User shall defend Aeroplex and User's insurance carrier may subrogate against Aeroplex' insurance carrier. Aeroplex will reimburse User if it is determined that the negligence in an incident was solely that of Aeroplex. Aeroplex agrees to maintain $20,000,000 of general liability insurance to protect User in the event of an incident caused by Aeroplex' sole negligence. In such event User agrees to cap the maximum liability of Aeroplex in the amount of $20,000,000 and to waive any and all claims in excess of that amount. Aeroplex and User will equally share (50% each) the additional annual premium for the insurance necessary as a result of increasing Aeroplex' general liability insurance policy from $10,000,000 to $20,000,000.

      In addition, User will carry aircraft liability insurance, and adequate hangarskeepers, ground and flight, and adequate automobile liability insurance. User will carry worker's compensation insurance coverage for all of its employees.

      Except to the extent such liability has been caused by the sole negligence of Aeroplex, its officers, agents, employees, licensees, patrons, or visitors, all policies required by this provision shall include a severability of interest (cross liability) clause. Said coverage shall be primary with respect to Aeroplex. The Additional Insured shall be named as additional insured on said policy(ies) to the extent of the protection specified above. All insurance policies secured by User shall contain the following: "The inclusion herein of any person or entity as an insured shall not effect any right such person or entity would have as a claimant hereunder if not so included".

      All insurance policies shall require notification to Aeroplex by certified mail of any modification, termination, or cancellation by the insurance company of any policy of insurance no less than thirty (30) days prior to the effective date of such modification, termination, or cancellation. Notice by the insured shall be effective upon receipt of said notice by Aeroplex.

      In addition to any other requirements of this Agreement, the User shall notify Aeroplex of any modification, termination, or cancellation of any policy of insurance secured by User pursuant to this paragraph as soon as User learns of any such modification, termination, or cancellation.

      The procuring of such insurance shall not be construed to be a limitation upon User's liability or as full performance on User's responsibility to indemnify and hold harmless Aeroplex for any and all claims brought by others due to the negligence of User. User understands and agrees that not withstanding any policies of insurance, User's obligation to protect and hold harmless the Additional Insured hereunder is for the full amount of any damage, injuries, loss expense, costs or liabilities caused by, or attributed to, the sole negligence of the User, its officers, agents, or employees.

14.   Aircraft Ownership: Deleted - not necessary

15. Assignment and Subletting: This Agreement may not be voluntarily or by operation of law assigned, or the Premises transferred, mortgaged, sublet, or encumbered in whole or in part without Aeroplex's prior written consent which consent will not be unreasonably withheld.

16. Storage: No outside ramp, alleyway, or parking lot storage of aircraft parts or service equipment, lumber, metal, machinery, liquids, vehicles, trailers, or other materials will be permitted. No hazardous materials will be stored in any facility on the Site or Premises, except at the sole responsibility of User, and in accordance with all applicable Federal, State, and local laws and regulations.

17.   FAA Regulations: User shall abide by Part 107 ("Airport Security") and
      Part 139 ("Airport Safety") of the Federal Aviation Regulations, and reimburse Aeroplex, and/or the City for the full amount of any fine, penalty or other financial loss resulting from its failure to do so.

18. Towing of Aircraft: User, or its designated agent, shall perform all aircraft towing at the Site.

19. Compliance with Laws: User, at its sole expense, shall comply with all applicable statutes, ordinances, rules, regulations, and orders regulating the use by User of the Premises. User also agrees to observe all reasonable rules which Aeroplex, or the City may make from time to time for the management, safety, care and cleanliness of the Premises, the common areas, the parking of vehicles and aircraft, and the preservation of good order therein, as well as for the convenience of other occupants and tenants. Aeroplex rules shall be presented to User for concurrence prior to being effected.

20. Right to Entry: Aeroplex and its designees shall have the right to enter the Premises at reasonable times and upon prior notice for the purpose of inspecting, showing to prospective purchasers, lenders or tenants, and making repairs or alterations as it may deem necessary or desirable, and at any time without notice in the event of any emergency. Such entry shall be in accordance with User's security policies and shall be accompanied by User's designee if User so requires, and entry shall not interfere with User's business or maintenance of aircraft.

21. Damage: In the event the Premises are totally destroyed by fire or other casualty, or are damaged to such an extent that Aeroplex, at its sole option, determines to raze or remodel the building(s) located thereon, then the term hereby created by this use and occupancy agreement shall end on the date of such fire or casualty, and the User shall pay the rent apportioned to the time of such fire or casualty and shall surrender possession of said Premises. If, however, said Premises, in Aeroplex's judgement, can be repaired with reasonable promptness so as to be in as good condition as they were at the beginning of the term, the Agreement and term herein created shall not be affected except that the rent shall be apportioned or suspended while such repairs are made. If, however, said Premises are slightly damaged by fire, accident, or casualty, and are not thereby rendered unfit for occupancy, then the same shall be repaired by Aeroplex with reasonable promptness and no abatement or apportionment of rent shall be made, except to the extent such damages prevent User from conducting the maintenance work or service work on the aircraft

22. Eminent Domain: If the whole of the buildings of which the Premises are part shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then the term of this Agreement shall cease and terminate as of the date of title vesting in such proceeding, and all fees shall be paid up to that date, and User shall have no claim against Aeroplex or the condemning authority with respect to any compensation for such taking awarded Aeroplex whether through a negotiated settlement or formal condemnation proceedings.

      If any part of the building of which the Premises are a part shall be acquired or condemned as aforesaid, and in the event that such partial taking or condemnation shall render the portion of the building occupied hereunder by the User unsuitable for the User's business, then the term of this Agreement shall cease and terminate as of the date of title vesting in such proceeding. User shall have no claim against Aeroplex, or the condemning authority with respect to any compensation for such taking awarded to Aeroplex, whether through a negotiated settlement or formal condemnation proceedings, and provided, however, fees shall be adjusted to the date of such termination. In the event a partial taking or condemnation, which is not extensive enough to render that portion of the building occupied hereunder to User unsuitable for the business of the User, at User's sole judgement, Aeroplex shall promptly restore said portion of said leased hereunder to its condition as nearly as possible as existed at the time of such condemnation less the portion lost in the taking, and this Agreement shall continue in full force and effect, and rent shall be adjusted on the basis of the number of square feet taken on a pro-rata basis.

23. Master Lease and Agreement: This Agreement is, and shall be at all times, subject to and subordinate to the Master Lease. Aeroplex agrees to maintain the Master Lease in full force and effect during the term of this Agreement, provided however that it shall not be liable for any earlier termination of the Sublease which is not due to its fault.

24. Default and Remedies: The occurrence of any one or more of the following events shall constitute a material default and breach of this Agreement by the User.

      (a) User shall default in the due and punctual payment of the fees payable hereunder, and such default shall continue for five (5) days after Aeroplex shall have given User written notice of such default.

      (b) User shall neglect or fail to perform or observe any of the covenants herein contained on User's part to be performed or observed other than described in subparagraph (a) above, and User shall fail to remedy same within thirty (30) days after Aeroplex shall have given to User written notice specifying such neglect or failure, or if such default is incapable of being cured within thirty (30) days, then in such event, if User shall fail to commence the cure of such default within thirty (30) days of receipt of written notice of same, and continue thereafter in good faith and with due diligence to cure same; or,

      (c) User shall be involved in financial difficulties as evidenced by (1) its admitting in writing its inability to pay its debts generally as they come due, or (2) by it its filing a petition in Bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act or an answer or other pleading to be filed by or on behalf or User admitting the material allegations of such a petition or seeking, consenting to or acquiescing in the relief provided for under such Act, or (3) by its approving a petition filed against it for the effecting of an arrangement in bankruptcy or for a reorganization pursuant to said Bankruptcy Act.

            In the event of any such material default or breach by User, Aeroplex may, at anytime thereafter, with or without notice or demand and without limiting Aeroplex in the exercise of any right or remedy which Aeroplex may have by reason of such default or breach.

            (i) Terminate User's right to possession of the Premises by any lawful means, in which case this Agreement shall terminate and User shall immediately surrender possession of the Premises to Aeroplex. In such event, Aeroplex shall be entitled to recover from User all damages incurred by Aeroplex by reason of User's default, including but not limited to, the cost of recovering possession of the Premises; expense of reletting, including removal of the alterations User may have made during the occupancy of the Premises, reasonable attorney fees, and any real estate commission actually paid; that portion of any leasing commission paid by Aeroplex applicable to the unexpired term of this Agreement

            (ii) Pursue any other remedy now or hereafter available to Aeroplex under the laws or judicial decisions of the state wherein the Premises are located.

25.   General Provisions:

      (a) Waiver: The waiver by either party of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition on any subsequent breach of same, or any other term, covenant, or condition herein contained.

      (b) Marginal Headings: The marginal headings and paragraph titles to the paragraphs of this Agreement are not a part of this Agreement, and shall have no effect upon the construction or interpretation of any part hereof.

      (c) Time: Time is of the essence in this Agreement, and each and all of its provisions in which performance is a factor.

      (d) Successors and Assigns: The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators, and assignees of the parties hereto.

      (e) Recordation: Neither Aeroplex nor User shall record this Agreement without prior written consent of the other party, but either party at the request of the other shall execute a short form memorandum of the Agreement for recording.

      (f) Quiet Possession: Upon User's paying the rent reserved hereunder, and observing and performing all of the covenants, conditions, and provisions on User's part to be observed and performed hereunder, User shall have quiet possession of Premises for the entire term hereof, subject to all provisions of this Agreement.

      (g) Prior Agreements: This Agreement contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Agreement, and no prior agreements or understandings pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to, except by an agreement in writing assigned by the parties hereto or their respective successors in interest. This Agreement shall not be effective or binding upon any party until fully executed by both parties hereto.

      (h) Inability to Perform: This Agreement and the obligations of the User hereunder shall not be affected or impaired because Aeroplex is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by a reason of strike, labor troubles, acts of God, or any other caused beyond reasonable control of Aeroplex, except that rent shall not commence until the existing tenants have been vacated from the Premises.

      (i) Attorney Fees: In the event of any action or proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover all costs and expenses, including the fees of its attorneys in such action or proceeding, in such amount as the court may deem just and proper as attorney fees.

      (j) Separability: Any provision of this Agreement which shall prove to be invalid, void, or illegal shall in no way affect, impair, or invalidate any other provision hereof, and such other provision shall remain in full force and effect.

      (k) Cumulative Remedies: No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.

      (l) Choice of Law: This Agreement shall be governerd and construed in accordance with the laws of the State of California.

26.   Premises Free of All Tenants: Deleted - not applicable.

27. Use of Premises: The Premises may be used, without approval of Aeroplex for interior refurbishing of fixed wing aircraft, completions and other service-related work for aircraft, or for any other use permitted under the Master Lease, or any use required by Gulfstream and currently being conducted by Gulfstream on its primary leased property, unless specifically excluded by the Master Lease. Gulfstream may not sell aircraft fuel or be fuel serviced on the premises by any provider other than Long Beach Million Air, Inc.

28. Right to Remove Equipment or Personal Property: All personal property and all trade fixtures placed on the Premises at the direction or with the consent of Gulfstream, its employees, agents, licensees or invitees, shall be the property of Gulfstream. Gulfstream may remove any such personal property or trade fixtures at the termination of the Agreement; provided, however, should Gulfstream cause any damage to the Premises upon the removal of such personal property or trade fixtures, Gulfstream shall immediately repair the damage resulting from the removal of the personal property or trade fixtures.

29. Notice and Requests: All notices and requests hereunder shall be in writing and shall be deemed to be effective when received at the addresses listed below (or such other addresses as may hereafter be designated in writing)

       For Gulfstream:   Kenneth D. Kelley
                         General Manager
                         Long Beach Operations
                         Gulfstream Aerospace Corporation, a California
                         Corporation
                         4150 Donald Douglas Drive
                         Long Beach, CA 90808

       For Aeroplex:     Milton A. Widelitz
                         Aerolease Long Beach, A California General
                         Partnership, dba Aeroplex Aviation
                         10850 Wilshire Boulevard, Suite 740
                         Los Angeles, CA 90024

30. Consent to Use and Occupancy agreement: This Agreement is contingent upon the receipt of consent to this Agreement by the City of Long Beach Airport Bureau.

                       ACCEPTANCE OF TERMS AND CONDITIONS

Aerolease Long Beach, A California       Gulfstream Aerospace Corporation,
General Partnership, dba Aeroplex        a California Corporation
Aviation


By:

 /s/ Milton A. Widelitz                   /s/ Ken Kelley
----------------------------------       ------------------------------------
General Partner                          General Manager, authorized signature

DATE   4/4/97                             DATE    April 10, 1997
    ------------------------------             ------------------------------


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